Exhibit 3.2

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4020 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.380)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
(Pursuant to NRS 78.380 - Before Issuance of Stock)
1. Name of  Corporation
Medifirst Solutions, Inc.

2. Registered Agent for Service of Process: (check only one box)
The articles of incorporation shall be amended regarding the authorized stock of the corporation. In addition to the issuance of 200,000,000 shares at $.0001 par value; a class of preferred shares of 1,000,000 at $.0001 par value shall be authorized with each share of preferred having 100 votes per share on all corporate actions.

3. The undersigned declare that they constitute at least two-thirds of the following:

(check only one box)	☐	incorporators	☒	board of directors

4. Effective date of filing: (optional)	3/15/11
(must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures: (If more than two signatures, attach an 8 1/2" x 11" plain sheet with the additional signatures.)

X	X
Authorized Signature	Authorized Signature

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.